UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

December 9, 2015

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	1-35066 (Commission File Number)	98-0140269 (I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9th, 2015, IMAX Corporation (the “Company”) issued special, one-time grants of restricted stock units (“RSUs”) of the Company to seventeen (17) employees, including Named Executive Officers Richard L. Gelfond, Greg Foster, Robert D. Lister and Joseph Sparacio, to reflect each employee’s significant contribution to the successful initial public offering of IMAX China Holding, Inc. (“IMAX China”) on the Hong Kong Stock Exchange in October 2015. As of December 10, 2015, IMAX China had a market capitalization of approximately USD $2.5 billion. The equity grants were as follows: (i) 194,226 RSUs to Mr. Gelfond; (ii) 19,423 RSUs to Mr. Foster; (iii) 19,423 RSUs to Mr. Lister; and (iv) 2,625 RSUs to Mr. Sparacio. The grants will vest ratably over three years, and are subject to the terms of the Company’s 2013 Long-Term Incentive Plan (the “LTIP”).

In connection with the grants described above, on December 9, 2015, the Company and Mr. Gelfond entered into an amendment (the “Amendment”) to Mr. Gelfond’s employment agreement dated January 1, 2014 (the “Agreement”). Pursuant to the Amendment, Mr. Gelfond has agreed to defer the option grant which was to be made to Mr. Gelfond on January 5, 2016 (the “2016 Options”). The 2016 Options will instead be granted to Mr. Gelfond as soon as possible after the approval of additional shares under the LTIP at the Company’s annual shareholder meeting, but in no event later than July 1, 2016. Once granted, the 2016 Options will vest as follows: (i) 1/3 shall vest upon grant; (ii) 1/3 shall vest on September 1, 2016; and (iii) 1/3 shall vest on December 31, 2016. All other terms of the Agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: December 11, 2015	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Chief Business Development Officer

	By:	/s/ Carrie Lindzon-Jacobs
	Name:	Carrie Lindzon-Jacobs
	Title:	Executive Vice President, Human Resources